UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2019

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000005 per share	TWTR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On December 5, 2019, Twitter, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers listed in Schedule I thereto (the “Initial Purchasers”), relating to the sale by the Company of $700 million aggregate principal amount of its 3.875% Senior Notes due 2027 (the “Notes”), in a private placement to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act (the “Offering”). The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include capital expenditures, investments, repayment of debt, working capital and potential acquisitions and strategic transactions. The Purchase Agreement contains customary representations, warranties and covenants by the Company together with customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The description of the Purchase Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Indenture

On December 9, 2019, the Company entered into an indenture, relating to the issuance of the Notes (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes mature on December 15, 2027 and bear interest at a rate of 3.875% per annum. Interest on the Notes is payable semi-annually in arrears on December 15 and June 15 of each year, commencing on June 15, 2020.

The Company may redeem the Notes, in whole or in part, at any time prior to September 15, 2027 at a price equal to 100% of the principal amount of the Notes plus a “make-whole” premium and accrued and unpaid interest, if any. On and after September 15, 2027, the Company may redeem the Notes at 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If the Company experiences a change of control triggering event (as defined in the Indenture), the Company must offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date.

The Indenture contains covenants that, among other things, restrict the ability of the Company and its domestic restricted subsidiaries to:

•	create certain liens and enter into sale and lease-back transactions; and

•	consolidate or merge with or into, or convey, transfer or lease all or substantially all of the Company and its subsidiaries assets, to another person.

These covenants are subject to a number of other limitations and exceptions set forth in the Indenture.

The Indenture provides for customary events of default, including, but not limited to, failure to pay principal and interest, failure to comply with covenants, agreements or conditions, and certain events of bankruptcy or insolvency involving the Company and its significant subsidiaries. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes under the Indenture will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes under the Indenture may declare the principal of the Notes and any accrued and unpaid interest on the Notes to be due and payable immediately.

The description of the Notes and the Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of (i) the Indenture which is filed as Exhibit 4.1 hereto and is incorporated herein by reference and (ii) the Form of 3.875% Senior Note due 2027, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01.	Other Events.

On December 5, 2019, the Company issued a press release announcing the pricing of its offering of $700 million aggregate principal amount of its 3.875% Senior Notes due 2027. A copy of the press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of December 9, 2019, by and between Twitter, Inc. and U.S. Bank National Association, as Trustee (3.875% Senior Notes due 2027).

4.2	Form of 3.875% Senior Note due 2027 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated as of December 5, 2019, between Twitter, Inc. and J.P. Morgan Securities LLC, as representative of the initial purchasers listed in Schedule I thereto.

99.1	Press release issued by Twitter, Inc. on December 5, 2019, announcing pricing of its 3.875% Senior Notes due 2027.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By:	/s/ Ned Segal
Ned Segal Chief Financial Officer

Date: December 9, 2019